Exhibit 10.1

April 28, 2015

Joseph D’Amico

Dear Joe:

On behalf of Apollo Education Group, Inc. (“Apollo”, “Company”), it is a pleasure to extend you this offer of employment for a temporary role. In this role, you will serve as Interim Chief Financial Officer (“Interim CFO”) commencing effective on the date that the Company’s current Chief Financial Officer resigns, which is expected to be May 15, 2015. Prior to such time, you will serve the Company in a transitional role. This position will report to Gregory Cappelli, Chief Executive Officer.

The expected start date for this temporary employment will be April 27, 2015 and expected end date will be November 30, 2015.

We are pleased to offer you the following compensation. The descriptions below highlight the compensation you are entitled to receive.

Monthly Salary

Management will recommend to the Compensation Committee that you be provided a monthly salary of $80,000, less required tax withholdings, payable on a bi-weekly basis in arrears.

You will not be eligible to participate in the Executive Officer Performance Incentive Plan or any other bonus plan of Apollo or its subsidiaries.

Housing Stipend	Management will recommend to the Compensation Committee that you receive a monthly housing stipend of $2,500, less required tax withholdings.

Restricted Stock Unit Award	Management will recommend to the Compensation Committee that you be provided with a restricted stock unit (“RSU”) award for this temporary period of employment with a grant date fair market value of $300,000, subject to your continued employment with the Company on the applicable grant date (the “RSU Grant Date”). This RSU award will vest, and the shares of the Company’s Class A common stock underlying those units shall be concurrently issued on, November 30, 2015, subject to your continued employment with the Company through such date. Notwithstanding the foregoing, such vesting and issuance shall be accelerated if, after the RSU Grant Date, your employment is voluntary or involuntary terminated, in each case, other than for “Cause” (as defined in the Company’s 2000 Stock Incentive Plan, as amended and restated) after a permanent chief financial officer is hired, subject to your (i) delivering an effective and enforceable general release to the Company within 30 days of your termination and (ii) agreeing to provide any transition services reasonably requested by Apollo between the date the permanent chief financial officer is hired and November 30, 2015.

You and the Company agree that this RSU will be structured to comply with the short-term deferral exemption under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), so as to not be subject to Section 409A.

Benefits	As a temporary employee, you will not be eligible to participate in any of Apollo’s employee benefit plans, programs, or arrangements, including, but not limited to, health care plans, 401(k) plan, UShare profit sharing program, deferred compensation plan and Educational Assistance Plan.

Severance Benefits	Because your employment is being established as a temporary employment engagement, the end of this employment is not considered to be an involuntary termination under the Senior Executive Severance Pay Plan (“Severance Plan”), which means that you will not be eligible to receive severance benefits under the Severance Plan or any other arrangement in connection with your employment as Interim CFO.

In addition to the compensation terms described above, the following terms will also apply during this temporary employment:

Cooperation	Apollo will provide reimbursement for any reasonable expenses actually incurred in providing cooperation to Apollo, including by providing truthful information and testimony as reasonably requested by Apollo, with regard to any claim asserted by or against Apollo or its subsidiaries as to which you have relevant knowledge and, in situations where you are not a named defendant in the claim, Apollo will also provide a reasonable rate of pay per hour for time spent in providing such services.

Indemnification

Apollo agrees to indemnify you to the maximum extent permitted by Section 10-856 of the Arizona Revised Statutes, Article 5 of the University of Phoenix Bylaws, and Section 5.14 of the Apollo Bylaws in regard to your service as Interim CFO.

As set forth in the Separation Agreement and General Release and Waiver of Claims with the Company that you executed on September 12, 2013 (the “Separation Agreement”), your rights under Section 13(c) of the Employment Agreement (as defined in the Separation Agreement) remain in force in accordance with their terms.

Nothing in this letter shall restrict in any way your rights or Apollo’s rights, which rights are hereby expressly reserved by each, to terminate employment at any time for any reason, with or without cause, subject to applicable law.

Please note that the terms of this offer do not affect the terms of your outstanding equity awards (other than the RSU award described herein), and such other equity awards shall remain outstanding subject to all of their terms and conditions.

Your employment will be subject to all terms and conditions contained in the current version of the Employee Handbook.

Should you have any questions concerning any part of this offer, please call Fred Newton at (602) 557-1703.

Sincerely,

/s/ Gregory Cappelli

Gregory Cappelli

Chief Executive Officer

Apollo Education Group

I accept this offer as presented.

/s/ Joseph D’Amico	April 28, 2015
Joseph D’Amico	Date